News Release

Contact: Rennie Faulkner

Executive Vice President & CFO

(731) 668-2444

KIRKLAND’S REPORTS SECOND QUARTER SALES

JACKSON, Tenn. (August 4, 2005) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week and 26-week periods ending July 30, 2005.

Net sales for the second quarter ended July 30, 2005, increased 2.4% to $86.8 million compared with $84.7 million for the second quarter ended July 31, 2004. Comparable store sales for the second quarter of 2005 decreased 10.2% compared with a 3.4% decrease for the second quarter of fiscal 2004. The Company opened 10 stores and closed 9 stores during the quarter and is on target to achieve a net increase of 25 to 30 stores for fiscal 2005. Based on these sales results, the Company confirmed its previously issued guidance for the quarter of a net loss of $0.29 to $0.33 per diluted share.

Net sales for the 26-week period ended July 30, 2005, increased 2.5% to $171.5 million from $167.3 million for the 26-week period ended July 31, 2004. Comparable store sales for the 26 weeks ended July 30, 2005, decreased 10.3% compared with a 1.0% decrease in the prior-year period.

Kirkland’s also announced that it has refined its methodology for calculating comparable store sales in order for this measure to more fully reflect underlying business performance. Stores will now be included in the comparable store sales calculation on the first day of the month following the 13th full fiscal month of sales. Previously, stores were included in the comparable store sales calculation on the first day after they had been in operation for one full fiscal year. The comparable store sales figures included in this release have been presented using this refined methodology.

Kirkland’s will release its second quarter results and outlook for fiscal 2005 before the market opens on August 18, 2005. The Company will hold its regularly scheduled second quarter earnings conference call at 10:00 a.m. EDT on August 18, 2005.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States, operating 313 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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